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[PricewaterhouseCoopers LLP]



                                              October 22, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:


We have read the statements made by Bank One, Arizona, N.A. in its capacity as servicer of the Banc One Auto Grantor Trust 1996-B (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of the Form 8-K/A, as part of the Company's Form 8-K/A report for the month of October 1998. We agree with the statements concerning our Firm in such Form 8-K/A.



                                              Very truly yours,

                                              /s/ PricewaterhouseCoopers LLP

                                              PricewaterhouseCoopers LLP

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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT


         On October 2, 1998, the parent corporation for Bank One, Arizona, N.A. (the "Bank"), Banc One Corporation ("BANC ONE") was merged (the "Merger") with First Chicago NBD Corporation ("FCNBD") and the surviving entity is BANK ONE CORPORATION ("BANK ONE"). In connection with such merger, the Bank in its capacity as servicer of the Banc One Auto Grantor Trust 1996-B (the "Trust"), changed the independent accountants for the Trust from Coopers & Lybrand L.L.P., now PricewaterhouseCoopers LLP ("PwC") to Arthur Anderson LLP ("AA"), historically engaged by FCNBD. BANK ONE has selected AA as the certifying accountant for the merged entity. Selection of AA as the certifying accountant was recommended to the Banc One Audit Committee on July 20, 1998. The Banc One Audit Committee approved the selection and so reported to the Banc One Board of Directors on July 21, 1998. The sole reason for the change of the independent accountants for the Trust was to align the independent accountants of the Trust with those of BANK ONE.

         The Trust does not have financial statements and the reports of independent accountants for the Trust are limited to (i) comparing the mathematical calculations of certain amounts set forth in the Distribution Date Statements with the Servicer's computer reports that were the source of such amounts, and (ii) examining the assertion of the Servicer that it has maintained effective internal control over the servicing of accounts under the Master Pooling and Servicing Agreement for the Trust, in accordance with standards established by the American Institute of Certified Public Accountants. Therefore, the standards enumerated in Item 304 of Regulation S-K under the Securities and Exchange Act of 1934 ("Item 304"), which apply to audits of financial statements, are not applicable to the services performed for the Trust by independent accountants. Nonetheless, the reports of PwC with respect to the Trust for the two fiscal years ended December 31 prior to their replacement did not state that either (x) the amounts referred to in clause (i) above were not in agreement, except for such exceptions as PwC believed to be immaterial or (y) the assertion of the Servicer in clause (ii) above was not fairly stated, in all material respects, and there were no disagreements (as defined in the instructions to Item 304 of Regulation S-K) between PwC and the Bank, in its capacity as servicer to the Trust, in connection with such reports and there have been no such disagreements (as defined in the instructions to Item 304 of Regulation S-K) between PwC and the Bank, in its capacity as servicer of the Trust, during the period from December 31, 1997 through the date of this filing. The decision to change accountants was made in order to align the independent accountants of the Trust with those of BANK ONE.

         In the two fiscal years prior to AA's appointment and the period from December 31, 1997 through the date of AA's appointment, the Bank, in its capacity as servicer of the Trust, did not consult AA in any matter with respect to the Trust.

         A letter from PwC stating their agreement with the statements made herein is filed as Exhibit 16.01 to this Form 8-K/A.